Exhibit 10.3

Execution Version

AMENDED AND RESTATED SERVICES AGREEMENT

AMENDED AND RESTATED SERVICES AGREEMENT

This AMENDED AND RESTATED SERVICES AGREEMENT (this “Services Agreement”) is made as of March 14, 2018 (the “Execution Date”) by and among, IONIS PHARMACEUTICALS, INC., a Delaware corporation, with its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (“Ionis”) and AKCEA THERAPEUTICS, INC., a Delaware corporation, with its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142 (“Akcea”). As of the Effective Date, this Services Agreement, amends, updates and replaces in its entirety the December 18, 2015 Services Agreement between Ionis and Akcea (the “2015 Services Agreement”). All capitalized terms not defined herein will have the meanings set forth in the Development Commercialization and License Agreement, dated December 18, 2015 (the “2015 License Agreement”), and the Development, Commercialization, Collaboration, and License Agreement, dated as of the Execution Date, by and between Ionis and Akcea (as it may be amended from time to time, the “2018 License Agreement” and together with the 2015 License Agreement, the “License Agreements”). Ionis and Akcea each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

RECITALS

WHEREAS, on December 18, 2015, (i) Ionis Pharmaceuticals, Inc. formed Akcea, a Delaware corporation, as a wholly-owned subsidiary for the initial purpose of serving as the development and commercialization entity for the following lipid-modulating antisense drugs: IONIS-APOCIIIRx (IONIS304801), IONIS-APOCIII-LRx (IONIS678354), IONIS-APO(a)Rx (IONIS494372), IONIS-APO(a)-LRx (IONIS681257), IONIS-ANGPTL3Rx (IONIS563580) and IONIS-ANGPTL3-LRx (IONIS703802) (the “Lipid Drugs”); (ii) entered into the 2015 License Agreement to develop, manufacture and commercialize the Lipid Drugs; and (iii) entered into the 2015 Services Agreement to provide certain general and administrative services in support of Akcea’s business;

WHEREAS, on the Execution Date, Ionis and Akcea entered into the 2018 License Agreement to develop, commercialize, collaborate on and manufacture the following antisense drugs: inotersen and IONIS-TTR-LRx (the “TTR Drugs”);

WHEREAS, Akcea continues to need certain services related to general and administrative services in support of its business; and

WHEREAS, Ionis wishes to provide such Services;

WHEREAS, through this Services Agreement, the Parties now wish to amend and restate the 2015 Services Agreement to expand the Services to include both the Lipid Drugs and the TTR Drugs (collectively the “Supported Drugs”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Ionis and Akcea each agree as follows:

1.	Services. On an annual basis as part of the Parties’ annual budgeting process the Parties will agree on which of the following services set forth in this Article 1 Ionis will provide to Akcea during the upcoming year; provided that if Ionis desires to cease providing or Akcea desires to cease receiving one or more services previously provided to Akcea by Ionis, then such Party will notify the other Party of such cessation in advance of the applicable annual budgeting process as necessary to allow Akcea to transition in an orderly and rational manner to performing such services internally or obtaining replacement services.
1.1	General and Administrative Services. The general and administrative support services provided to Akcea under this Services Agreement of the type described below will be referred to herein as the “G&A Services.”
1.1.1	Investor Relations Services. Ionis will provide to Akcea investor relations services regarding matters of fair and accurate disclosure and compliance with Ionis’ disclosure policy and applicable Law, including, without limitation, compliance with the Sarbanes-Oxley Act of 2002. Such services will include drafting; processing for review and issuing press releases; conference call scripts and presentations; managing conference and medical meeting attendance; managing media and public relations activities; and facilitating interactions with investors and analysts.

1.1.2	Pre-Commercial and Competitive Intelligence Services. Ionis will provide to Akcea services related to pre-commercial activities and related to competitive intelligence services for all of the Supported Drugs as appropriate.
1.1.3	Accounting and Payroll Services. Ionis will provide to Akcea bookkeeping and accounting services, including maintaining the books and records of Akcea’s financial operations, preparing financial statements (including quarterly and annual financial statements), billings, accounts payable, stock option accounting services, internal audit support services, financial budgeting and forecasting as needed, review of compliance with financial and accounting procedures and government accounting functions (e.g., preparing budgets and setting rates), in each case, in accordance with GAAP, and government regulations as applicable. In addition, Ionis will administer Akcea’s employee payroll, including withholding and remitting employee and employer payroll taxes.
1.1.4	Personnel Services. Ionis will provide personnel services to Akcea, including maintaining general employee insurance obligations, establishing and managing of an employee benefits program, advising on employee relations and related issues, and managing of Akcea’s retirement plans, including the Ionis Pharmaceuticals, Inc. 401(k) Retirement Plan. However, the Parties expect Akcea to develop its own stock administration capabilities in the near future.
1.1.5	Legal Services. Ionis will provide Akcea with legal services, including legal services from Ionis’ General Counsel and other legal counsel with respect to: labor and personnel matters; management of Akcea’s employee equity incentive plans and programs; compliance with applicable securities laws and regulations; compliance with other applicable laws and regulations; litigation management; contract negotiation and preparation; commercial sales agreements; mergers and acquisitions; tax issues; preventive counseling; and all matters relating to corporate governance of Akcea. Notwithstanding the foregoing, if, with the advice of counsel, Akcea reasonably believes an actual or potential conflict of interest is likely to arise between the interests of Ionis’ stockholders and Akcea’s stockholders, then Akcea may retain its own counsel at its own expense for such matters.
1.1.6	Risk Management; Insurance. Ionis will provide Akcea centralized insurance purchasing for liability, property, casualty and other normal business insurance and the handling of claims.
1.1.7	Tax Related Services. Ionis will assist Akcea in the preparation of ex-U.S. and U.S. federal, state and local income tax returns, tax research and planning and assistance on tax audits or other tax-related matters.
1.1.8	Corporate Record Keeping Services. Ionis will maintain, on behalf of Akcea, corporate records, including minutes of meetings of the board of directors and stockholders of Akcea, supervision of transfer agent and registration functions, maintenance of stock records, including the tracking of stock issuances and stock reservations.
1.1.9	Financial Services. Ionis will provide to Akcea the following financial services: (i) banking services administration, including bank account administration, loan administration, covenant compliance administration, maintenance of cash collection and disbursement systems and arrangement of letters of credit, foreign currency exchanges or conversion calculations and cash transfers; (ii) financial management and information services, including centralized cash management, leasing, customer financing, financial analysis on foreign currency issues, risk assessment and hedging strategies; (iii) investment banking services, including managing Ionis’ and Akcea’s relationships with debt rating agencies. In connection with such services, Ionis is authorized to invest the funds deposited by Akcea with Ionis in taxable, tax-exempt or tax-preferred instruments of short or longer term duration based upon Ionis’ assessment of Akcea’s tax considerations and Akcea’s cash needs and consistent with Akcea’s investment policy and guidelines. Ionis will advise Akcea on a quarterly basis as to the earnings that Akcea may expect on its cash deposits during the following quarter.
1.1.10	Credit Services. Ionis will assist Akcea in identifying and obtaining cost-effective sources of financing consistent with the needs of Ionis and its affiliated companies.

1.1.11	COO, CFO and CBO Oversight Services. The Parties acknowledge and agree that Ionis’ COO, CFO and CBO do and will supervise the employees performing the Services hereunder, and in consideration for such supervisory services, a portion of the COO’s, CFO’s and CBO’s salary will be allocated to and paid by Akcea using the allocation methodology set forth in APPENDIX A (Allocation Methodologies).
1.2	R&D Support Services. The research and development support services provided to Akcea under this Services Agreement of the type described below will be referred to herein as the “R&D Support Services.”
1.2.1	Information Technology Services. Ionis will provide information technology and telephone services to Akcea, including but not limited to: intercompany network services and database management services between Ionis and Akcea; information technology planning services; centralized procurement of hardware and software; support for initial set up or relocation of Akcea facilities; email services; phone services; and mobile device services. Ionis may provide additional information technology services that are mutually agreed between Ionis and Akcea. In addition, Ionis will allow Akcea to access, display and use software systems and programs owned by or licensed to Ionis, except to the extent that Ionis is precluded by its licenses from providing such access, display or use.
1.2.2	Purchasing Services. Ionis will provide services to Akcea related to purchasing, including purchase order management, vendor selection, payment terms, negotiating preferred pricing and negotiating supplier agreements.
1.2.3	Facilities and Office Services. To the extent necessary, Ionis will provide Akcea office and facility services, primarily the appropriate personnel to support Akcea’s office and facility infrastructure.
1.2.4	Intellectual Property Support Services. Ionis will provide intellectual property support services to Akcea, including but not limited to filing, prosecuting, maintaining, enforcing, and defending the Ionis Product-Specific Patents licensed to Akcea, trademarks and copyrights, patent due diligence to support partnership transactions and advice regarding intellectual property strategy (collectively, the “IP Support Services”). In the event that a Third Party challenges one of the Ionis Core Technology Patents licensed to Akcea under a License Agreement, then the Parties will discuss and agree to a percentage of the expense to defend such challenge for which Akcea will reimburse Ionis.
1.3	Specialty Services. If, from time to time, Akcea wishes Ionis to perform specific projects that go beyond the services already specified in Section 1.1 or Section 1.2 to perform specific projects, Akcea and Ionis will execute a work order that will be governed by the terms of this Services Agreement and will specify the projects Ionis will perform for Akcea and the payment Akcea will make to Ionis for such project. The Parties will execute a work order prior to initiating such work (collectively, the “Specialty Services”). An email from Akcea’s Chief Executive Officer, President, Chief Operating Officer, or Chief Financial Officer referencing this Services Agreement and authorizing Ionis to perform specific Specialty Services will be considered a work order for purposes of this Section 1.3. Ionis will not be reimbursed for performing work that goes beyond the scope of any Specialty Services without an agreed and executed work order. Examples of a Specialty Service under this Section 1.3 are business development services relating to corporate partnering transactions and other services related to a corporate partnership or financing.
1.4	Development, Regulatory and Manufacturing Services. Ionis will provide services related to Development (including regulatory affairs) and Manufacturing in support of the Lipid Drugs pursuant to the terms of the 2015 License Agreement. Ionis will provide services related to Development (including regulatory affairs) and Manufacturing in support of the TTR Drugs pursuant to the terms of the 2018 License Agreement. Ionis will be reimbursed by Akcea for such services for each of the Lipid Drugs and TTR Drugs using the same methodology the Parties use under the 2015 License Agreement.
2.	Performance of Services.
2.1	Performance. All services described in Article 1 of this Services Agreement are collectively referred to as the “Services.” Ionis will provide all Services (i) on an ongoing basis during the Term, as reasonably required or requested by Akcea, (ii) promptly, (iii) in accordance with the terms of this Services Agreement, (iv) in accordance with the standards and practices for the performance of similar services by Ionis in the conduct of its own business and (v) in a manner consistent with Law applicable to Ionis and Akcea.

2.2	Authority. Consistent with Ionis’ signature policy and established procedures and, to the extent of the scope of the Services such Ionis employee is performing for Akcea, Ionis personnel have the authority to act on Akcea’s behalf.
3.	Compensation.
3.1	Charge for Services. Akcea will pay Ionis fees for the Services as specified in APPENDIX A (Allocation Methodologies) attached hereto, which provides details regarding how to calculate such fees (except Specialty Service fees). These Allocation Methodologies will generally be determined from a good faith estimate by Ionis of a percentage of each Ionis functional area detailed in Section 1 of this Agreement dedicated to providing the Services hereunder. From time to time, the Parties may mutually agree to update APPENDIX A (Allocation Methodologies) as needed, including in the event of a change of circumstances of one or more of the Parties. At a minimum, on an annual basis as part of Ionis’ annual budgeting process, the Parties will review APPENDIX A (Allocation Methodologies) in good faith to ensure the allocations set forth therein are fair and commercially reasonable.
3.2	Specialty Services Fee. Akcea will pay Ionis for Specialty Services rendered based upon a good faith estimate of the time burden required of Ionis personnel to perform the Specialty Services based upon the statement of work provided by Akcea. If there is a material change in the statement of work, in scope or budget, Ionis will prepare a revised estimate for Akcea’s approval.
3.3	Direct Out-of-Pocket Expenses. Akcea will be responsible for paying and will bear the cost of all out-of-pocket expenses for which Akcea is the primary beneficiary, including but not limited to (i) legal services provided to Akcea by outside counsel; (ii) insurance policies and claims that relate specifically to Akcea; (iii) accounting, auditing and tax related services provided to Akcea by external accountants and tax advisors; (iv) filing fees and other costs (e.g., translation costs) charged by Third Parties in connection with filing, prosecuting and maintaining Akcea’s patents, trademarks and copyrights; and (v) travel costs associated with providing any of the Services contemplated by this Services Agreement (collectively the “Direct Expenses”). Akcea and Ionis will use commercially reasonable efforts to have the applicable Third Parties bill Akcea directly for any Direct Expenses. For any out-of-pocket expenses that benefit both Ionis and Akcea but are not Direct Expenses, such expenses will be allocated to Akcea in the same manner as the fees above and depending on whether such expense is in connection with G&A Services, R&D Support Services, IP Support Services, or Specialty Services.
3.4	Payment Terms. Ionis will invoice Akcea within fifteen (15) days following the end of each Quarter for all amounts due related to the provision of Services under this Services Agreement. Invoices will contain such detail as Akcea may reasonably require and will be payable in U.S. Dollars. All undisputed amounts will be paid by Akcea within 30 days of its receipt of an invoice. Ionis will provide Akcea with W-9s or other forms as may be reasonably requested by Akcea in order to process such payments.
4.	Personnel. Ionis will assign employees (“Ionis Personnel”) in sufficient numbers, and with the proper skill, training and experience, to provide the Services. Ionis will be solely responsible for paying its Ionis Personnel and providing any employee benefits that they are owed. Before providing Services, all Ionis Personnel must have agreed in writing to (i) confidentiality obligations consistent with the terms of this Services Agreement and (ii) assign all right, title and interest in any intellectual property created by such Ionis Personnel, in performance of the Services to Ionis. The Parties intend for there to be additional Ionis Personnel who are not 100% dedicated to the provision of Services who will instead provide Services as needed.
5.	Covenants of Akcea.
5.1	Cooperation. Akcea will fully cooperate with Ionis to permit Ionis to perform Ionis’ duties and obligations under this Services Agreement in a timely manner. Akcea will direct its officers, directors, employees and agents (“Representatives”) to (i) properly and timely respond to requests by Ionis for information and (ii) if requested by Ionis, meet with or consult with the service provider and its professional advisors regarding any matter related to the Services. Akcea will also promptly provide Ionis with copies of any agreements, instruments or documents in possession of Akcea as are reasonably requested by Ionis, and promptly provide Ionis with any notices or other communications that Akcea may receive that may have any effect on Ionis’ performance of the Services.

5.2	Accuracy of Information. Akcea will be responsible for the completeness and accuracy of all information furnished to Ionis by Akcea and Representatives of Akcea in connection with Ionis’ performance of the Services. Ionis may rely upon such information in its performance of Services under this Agreement.
5.3	Policies and Procedures.
5.3.1	During any period in which Ionis is required to consolidate the results of Akcea for purposes of reporting its results under U.S. GAAP, Akcea and its employees will comply with the policies and procedures of Ionis that Ionis, in Ionis’ good faith reasonable judgment, determines that Akcea should comply with to ensure that Ionis can satisfy its reporting obligations as a public company with a class of securities registered under the Securities Exchange Act. These policies include, but are not limited to (i) Ionis’ Code of Ethics, (ii) Ionis’ Disclosure Policies and Procedures, (iii) Ionis’ Signature Policy, (iv) Ionis’ Publication Clearance Policy, (v) Ionis’ Policies and Procedures Manual and (vi) Ionis’ Internal Control Procedures as set forth in the Amended and Restated Investor Rights Agreement entered into between Ionis and Akcea on the Execution Date (the “2018 Investor Rights Agreement”); provided, on a policy by policy basis, Akcea may replace a policy with a reasonably comparable policy that has been expressly approved by Ionis’ Chief Financial Officer and General Counsel and Akcea’s governance committee of its Board of Directors.
5.3.2	During any period in which Ionis is no longer required to consolidate the results of Akcea for purposes of reporting its results under U.S. GAAP but is required to record its share of Akcea’s income or losses pursuant to U.S. GAAP, Akcea will provide Ionis with a reconciliation between Akcea’s accounting policies as applied and Ionis’ accounting policies as applied. Akcea will provide this reconciliation in a timely manner. In order to execute the reconciliation in an accurate fashion, Ionis and Akcea will be required to provide each other with their accounting policies in sufficient detail to facilitate such reconciliation and verify that all differences that been identified. Akcea will perform the reconciliation to a level of detail that ensures that Ionis has the ability to assert its financial statements are materially correct. Neither Party will be required to provide the other with information to a lower level of detail, but either Party may do so upon the other Party’s request. In addition, Akcea will permit Ionis’ auditors to have access to Akcea results as necessary to perform procedures on Akcea’s financial information solely for the purposes of preparing Ionis’ publicly filed financial statements.
6.	Financial Records; Audit Right. Ionis will maintain accurate financial records relating to its provision of the Services hereunder for a period of three (3) years, or longer as required by applicable Law. The terms set forth in APPENDIX B will govern each Party’s rights and obligations with respect to the auditing of such financial records.

7.	Confidential Information. The terms regarding confidentiality and non-use set forth in the 2018 Investor Rights Agreement and ARTICLE 8 of the 2018 License Agreement will govern each Party’s rights and obligations concerning disclosure, non-use, and/or publication of the terms of this Services Agreement and/or any information exchanged or arising under this Services Agreement.
8.	Indemnification; Insurance. The terms of ARTICLE 11 of the 2015 License Agreement will govern each Party’s indemnification and insurance obligations, respectively, with respect to this Services Agreement in relation to the Lipid Drugs and the terms of ARTICLE 11 of the 2018 License Agreement will govern each Party’s indemnification and insurance obligations, respectively, with respect to this Services Agreement in relation to the TTR Drugs.
9.	Taxes. Notwithstanding anything to the contrary in this Services Agreement, for so long as Ionis and Akcea file consolidated federal and/or state tax returns, Ionis will retain all Akcea-generated tax attributes generated by Akcea’s activities for the relevant federal and/or state tax return. Following deconsolidation of federal and/or state tax returns, Akcea will file its own federal and/or state taxes as a separate entity and Akcea will retain such Akcea-generated tax attributes for the relevant federal and/or state tax return.
10.	Disclaimer; Limitation of Liability.
10.1	Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 2 ABOVE, NO PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.
10.2	Limitation of Liability.
10.2.1	Akcea acknowledges that Ionis is not in the business of providing Services and that Services are being provided pursuant to this Agreement as an accommodation to Akcea. Akcea’s sole and exclusive remedy and Ionis’ sole and exclusive liability for any breach of Section 1 or Section 2, and for any damages of Akcea suffered or incurred directly or indirectly in connection with the provision of Services (whether any claim related to such damages arises in contract, in tort, by statute or otherwise), will be the re-performance by Ionis of Services at such Ionis’ expense.
10.2.2	OTHER THAN (A) A PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH UNDER SECTION 8, (B) AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT OR A PARTY’S BREACH OF SECTION 7, NO PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS SERVICES AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE, OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS SERVICES AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
11.	Effectiveness; Term. This Agreement will take effect automatically without further action of either Party upon the date on which the closing of the Stock Purchase Agreement dated as of the Execution Date by and between the Parties occurs (the “Effective Date”). The initial term of this Services Agreement will commence on the Effective Date and will expire on December 31, 2020 (the “Initial Term”). Following such Initial Term, this Services Agreement will automatically renew on an annual basis for periods of 12 months each (each, an “Additional Term”) unless one Party provides the other Party written notice that it does not wish to renew this Services Agreement at least 180 days in advance of the date of the expiration of the Initial Term or the then-current Additional Term, as applicable (the period commencing on the Effective Date and ending on latest to expire of the Initial Term or any Additional Term, the “Term”).

12.	Term and Termination.
12.1	Termination Prior to the Effective Date. Notwithstanding anything to the contrary set forth in this Agreement, this Services Agreement may be terminated and the transactions contemplated herein be abandoned at any time prior to the Effective Date (in which case the 2015 Services Agreement will continue in full force and effect in accordance with its terms):
(a)	by mutual written consent of Akcea and Ionis;
(b)	by either Akcea or Ionis:
(i)	if the Effective Date shall not have occurred on or prior to June 30, 2018; or
(ii)	if any governmental authority having jurisdiction over Akcea or Ionis shall have enacted, issued, promulgated, enforced, or entered any Applicable Law or taken any other material action that has the effect of making the transactions contemplated by the Transaction Documents illegal or otherwise restraining or prohibiting the consummation of such transactions.
12.2	Termination of License Agreements. This Services Agreement will automatically terminate upon the termination or expiration of both the License Agreements.
12.3	Termination by Akcea for Breach by Ionis. At any time following the Effective Date, if Ionis breaches any material term of this Services Agreement, and such material breach is not cured by Ionis within sixty (60) days of notice therefor (or cannot be cured), then Akcea may terminate this Services Agreement.
12.4	Termination by Ionis for Breach by Akcea. At any time following the Effective Date, if Akcea breaches any material term of this Services Agreement, and such material breach is not cured by Akcea within sixty (60) days of notice therefor (or cannot be cured), then Ionis may stop performing Services hereunder until such breach is cured.
12.5	Effect of Termination or Expiration. Upon termination or expiration of this Services Agreement after the Effective Date, neither Ionis nor Akcea will have any further obligations under this Services Agreement, except that (unless otherwise agreed by the Parties or as set forth in the 2018 Investor Rights Agreement or the applicable License Agreement):
12.5.1	Ionis will terminate all its Services in progress in an orderly manner as soon as practical and in accordance with a schedule agreed to by the Parties;
12.5.2	Ionis will deliver to Akcea or, at Akcea’s option, dispose of any Akcea Confidential Information developed through termination or expiration;
12.5.3	Akcea will pay Ionis any undisputed monies due and owing, up to the time of termination or expiration, for Services properly performed and all expenses actually incurred;
12.5.4	Ionis will promptly return to Akcea all Confidential Information and copies thereof provided to Ionis under this Services Agreement, except for one (1) copy which Ionis may retain solely to monitor Ionis’ surviving obligations; and
12.5.5	the provisions set forth in Section 5.3, Sections 6 through 10, this 12.5 and 13 will survive any such termination or expiration in accordance with its terms.
13.	Miscellaneous.
13.1	Assignment. Neither this Services Agreement nor any of the rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except that each Party may assign this Services Agreement and the rights, obligations and interests of such Party, in whole or in part, without the other Party’s consent, to any of its Affiliates, to any purchaser of all or substantially all of its business or assets to which this Services Agreement relates or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction; provided, if Akcea or any of its Affiliates or Sublicensees transfers or assigns this Services Agreement or a Sublicense to one of its Affiliates that is incorporated in a jurisdiction that does not have a Bilateral

Income Tax Treaty with the United States or in a jurisdiction where a Bilateral Income Tax Treaty requires withholding taxes on any payment described in this Services Agreement, then Akcea (or such Affiliate or Sublicensee), will increase (i.e., “gross up”) any payment due Ionis under Article 6 of the 2015 License Agreement or the 2018 License Agreement, as applicable, for the Incremental Tax Cost such that Ionis receives the amount Ionis would have otherwise received under Article 6 of the 2015 License Agreement or the 2018 License Agreement, as applicable, but for such transfer or assignment. In addition, Ionis may assign or transfer its rights to receive payments under this Agreement (but, subject to any right that Akcea may have under applicable Law), without Akcea’s consent, to an Affiliate or to a Third Party in connection with a payment factoring transaction. Any assignment not in accordance with the foregoing will be void. This Services Agreement will be binding upon, and will inure to the benefit of, all permitted successors and assigns.

13.2	Force Majeure. No Party will be held liable or responsible to any other Party nor be deemed to have defaulted under or breached this Services Agreement for failure or reasonable delay in fulfilling or performing any term of this Services Agreement (except any payment obligation) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of terrorism, strikes, lockouts or other labor disturbances, or acts of God. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.
13.3	Notices. Except where otherwise specifically provided in this Services Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:
To Akcea:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Chief Executive Officer

With a copy to:	Akcea Therapeutics Inc. 55 Cambridge Parkway, Suite 100 Cambridge, MA 02142 Attention: Vice President, Legal Email: legalnotices@akceatx.com

To Ionis:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attention: Chief Financial Officer

With a copy to:	Ionis Pharmaceuticals, Inc. 2855 Gazelle Court Carlsbad, California 92010 Attn: General Counsel Email: legalnotices@ionisph.com

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail or (c) on the next Business Day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

13.4	Relationship of the Parties. It is expressly agreed that the Parties will be independent contractors hereunder and that the relationship among the Parties under this Services Agreement will not constitute a partnership, joint venture or agency. No Party will have the authority under this Services Agreement to make any statements, representations or commitments of any kind or to take any action that will be binding on any other Party, without the prior consent of such other Party.

13.5	Governing Law. This Services Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its choice of law rules.
13.6	Dispute Resolution. Any dispute arising under this Services Agreement will be resolved in accordance with the terms of Section 13.4 of the 2018 License Agreement.
13.7	Severability. If one or more provisions of this Services Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Services Agreement will be enforceable in accordance with its terms.
13.8	Entire Agreement. Except as otherwise expressly set forth in this Services Agreement, this Services Agreement, the 2018 Investor Rights Agreement and the License Agreements constitute the entire agreement among the Parties with respect to the subject matter herein and supersede all previous agreements whether written or oral, with respect to such subject matter. Unless otherwise expressly indicated, references herein to sections, subsections, paragraphs and the like are to such items within this Services Agreement. The Parties acknowledge that this Services Agreement is being executed and delivered concurrently with the execution and delivery by the Parties and/or their Affiliates of the 2018 Investor Rights Agreement and the 2018 License Agreement. In the event of any conflict, discrepancy or inconsistency between this Services Agreement and either the applicable License Agreement or the 2018 Investor Rights Agreement, the terms of the License Agreement or the 2018 Investor Rights Agreement, as the case may be, will control.
13.9	Amendment and Waiver. This Services Agreement may not be amended, nor any rights hereunder waived, except in a writing signed by the properly authorized representatives of each Party.
13.10	No Implied Waivers. The waiver by a Party of a breach or default of any provision of this Services Agreement by any other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
13.11	Counterparts. This Services Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the Parties hereto. Only one such counterpart signed by the Party against whom enforceability is sought needs to be produced to evidence the existence of this Services Agreement.

IN WITNESS WHEREOF, the Parties hereby execute this Services Agreement as of the Effective Date.

AKCEA THERAPEUTICS INC.

By:	/s/ Paula Soteropoulos
Print Name:	Paula Soteropoulos
Title:	Chief Executive Officer
IONIS PHARMACEUTICALS, INC.

By:	/s/ Stanley T. Crooke
Print Name:	Stanley T. Crooke
Title:	Chief Executive Officer

APPENDIX A

ALLOCATION METHODOLOGY

Akcea Support Services Assumptions

1.	G&A
a.	CEO
i.	Assumes no costs allocated to Akcea
b.	COO
i.	% of effort – 5%
ii.	Akcea pre-commercialization expenses and Goldman Sachs consulting excluded from allocations
c.	CBO
i.	% of effort – 6%
1.	% of effort calculated using weighted average of salaries of individuals within this department based on time spent on Akcea activities
2.	CBO – 3%
3.	Patient Advocacy – 5%
4.	Alex (25%) & Alissa (5%) – 20% - Competitive and Market Analysis
d.	Corporate Communications
i.	% of effort – 10%
ii.	Costs associated with press releases, presentation development, website maintenance and update included within allocation cost base
iii.	Initial website design is not included
iv.	Cost associated with the Isis annual report, annual meeting, IR conference calls & webcasts, Thomson Reuters service and media consulting and investor targeting, Peter Steinerman, excluded from the allocation cost base ($613k)
e.	Finance
i.	% of effort – 10%
1.	% of effort based on estimated number of FTE’s across all finance functions
2.	Payroll – 0.2 FTE
3.	General accounting 0.3 FTE
4.	Tax, insurance and stock based comp – 0.1 FTE
5.	Treasury services and other misc – 0.1 FTE
6.	Controller – 0.15 FTE
7.	FP&A – 0.5 FTE
8.	CFO – 0.1 FTE
9.	Costs associated with PCAOB, filing fees for 10K & Q’s, convertible debt, tax studies and tax returns excluded from the allocation cost base ($162k)
f.	Human Resources
i.	% of effort – 3%
ii.	Based on overall headcount – assumed average 10 Akcea headcount for 2015

iii.	10 / 415 = 2.4% X 7 employees = 0.17 FTE
iv.	Rounded to 0.2 FTE as will require slightly more effort as Akcea headcount are all new hires rather than just ongoing support
v.	Costs associated with Isis board and executive compensation (Barney & Barney), employee events and certain office supplies excluded from allocation cost base ($390k)
g.	Legal
i.	% of effort – 10%
ii.	Work includes clinical trial support & initial forming of company
iii.	Costs associated with proxy advisors and proxy printing excluded from allocation cost base ($27k)
h.	Occupancy costs
i.	% of effort – 8%
ii.	Based of FTE’s to support Akcea vs overall G&A headcount
iii.	Cost base based on Gazelle Ct costs, including property taxes and insurance, with allocation to G&A based on square footage occupied
iv.	Added 30% to office/cube space to allow for allocation of common space
v.	Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment service contracts, specialized lab janitorial services)

R&D Support

a.	R&D Allocations
i.	% of effort – 5%
ii.	Based on FTE’s to support Akcea vs overall R&D Support headcount
iii.	Cost base includes D&O insurance
iv.	Costs excluded relate to equity adjustments and promotions becuase they pertain to 2014, amortization of non-Akcea related license fees, property taxes and property insurance (allocated as part of occupancy cost) ($4.2M)
b.	Information technology
i.	% of effort - 2%
ii.	Includes support services and help desk support only
iii.	Costs excluded from allocation cost base relate to Carlsbad phone and internet services ($165k)
c.	Alliane Management
i.	Assumes no costs allocated to Akcea
d.	Business Development
i.	% of effort – 3%
ii.	% of effort includes work on initial partner discussions, term sheets, agreement negotiations, due diligence, presentations, CDA’s
iii.	Costs for data rooms, consulting and in-licensing excluded from allocation cost base ($137k)

e.	Graphics
i.	Assumes no costs allocated to Akcea
f.	Purchasing
i.	% of effort – 5%
ii.	Work performed includes contract negotiations, set up purchasing contracts, clinical ops purchasing involvement
iii.	All shipping and receiving costs excluded from allocation cost base ($239k)
g.	Facilities
i.	Assumes no costs allocated to Akcea
h.	Patents
i.	% of effort – 10%
ii.	Excluded costs include patent write-off’s and patent amortization for non-lipid drugs ($1.9M)
i.	Health & Safety
i.	Assumes no cost allocation to Akcea
j.	MBO Accrual – Other R&D
i.	Costs excluded as relate to other departments
k.	Occupancy Costs
i.	% of effort – 4%
ii.	Based on FTE’s to support Akcea vs overall R&D Support headcount
iii.	Cost base based on Gazelle Ct costs, including property taxes and insurances, with allocation to R&D Support based on square footage occupied
iv.	Added 30% to office/cube space to allow for allocation of common space
v.	Costs specifically related to Labs excluded from occupancy cost base (Nitrogen supplies, lab equipment service contracts, specialized lab janitorial services)

APPENDIX B

AUDIT RIGHTS AND PROCEDURES

During the Agreement Term and for a period of 36 months thereafter, at the request and expense of Akcea, Ionis will permit an independent certified public accountant of nationally recognized standing appointed by Ionis and agreed to by Akcea (such agreement not to be unreasonably withheld), at reasonable times and upon reasonable notice, but not more than once per Calendar Year, to examine such records as are necessary to verify the calculation and reporting of out-of-pocket expenses and the correctness of any invoice submitted to Akcea for payment for Services under this Agreement. As a condition to examining any records of Ionis, such auditor will sign a nondisclosure agreement reasonably acceptable to Ionis. Any records of Ionis examined by such accountant will be deemed Ionis’ Confidential Information. Upon completion of the audit, the accounting firm will provide both Parties with a written report disclosing whether the amounts invoiced by Ionis for payment by Akcea are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”). If the Audit Report shows that Ionis’ invoices under this Agreement were more than the amount that should have been invoiced, then Ionis will reimburse Akcea the difference between such amounts to eliminate any discrepancy revealed by said inspection within 30 days of receiving the Audit Report, with interest calculated under Section 6. If the Audit Report shows that Ionis’ invoiced amounts under this Agreement were less than the amount that should have been invoiced, then Akcea will reimburse Ionis equal to the difference between the amounts which should have been invoiced and the actual invoiced amount. Akcea will pay for such audit, except that if Ionis is found to have incorrectly invoiced Akcea by more than 5% of the amount that should have been invoiced, Ionis will reimburse Akcea’s reasonable costs of the audit.

B-1